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                                                                 EXHIBIT 12


                        HAYES LEMMERZ INTERNATIONAL, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                       (MILLIONS OF DOLLARS EXCEPT RATIOS)



                                                      YEAR          YEAR          YEAR         YEAR         YEAR
                                                     ENDED         ENDED         ENDED        ENDED        ENDED
                                                   JANUARY 31,   JANUARY 31,   JANUARY 31,  JANUARY 31,  JANUARY 31,
                                                       2003          2002          2001         2000         1999
                                                   -----------   -----------   -----------  -----------  --------
      Earnings:
       Earnings (loss) before taxes on
        income, minority interest, cumulative
        effect of change in accounting
        principle and extraordinary gain........   $   (73.0)  $    (385.8)  $    (173.9) $      88.9  $      93.1
      Interest expense:
       Bank borrowings and long-term debt.......        72.7         175.2         163.5        153.3         94.9
       Rentals (1)..............................         9.4          10.3          10.3          8.7          7.2
                                                   ----------   -----------   -----------  -----------  -----------
      Earnings (loss) before interest expense,
       taxes on income, minority interest,
        cumulative effect of change in accounting
        principle and extraordinary gain........   $     9.1   $    (200.3)  $      (0.1) $     250.9  $     195.2
                                                   =========   ============  ============ ===========  ===========

      Fixed charges:
       Bank borrowings and long-term debt.......   $    72.7   $     175.2   $     163.5  $     153.3  $      94.9
       Rentals (1)..............................         9.4          10.3          10.3          8.7          7.2
                                                   ---------   -----------   -----------  -----------  -----------
      Total fixed charges.......................   $    82.1   $     185.5   $     173.8  $     162.0  $     102.1
                                                   =========   ===========   ===========  ===========  ===========

      Ratio of earnings (loss) to fixed charges.     N/A (2)       N/A (2)       N/A (2)         1.55         1.91
                                                   =========   ===========   ===========  ===========  ===========
      Coverage deficiency on fixed charges......   $    73.0   $     385.8   $     173.9         N/A          N/A
                                                   =========   ===========   ===========  ===========  ===========



  (1)Estimated interest component of rent expense.
  (2)Earnings are inadequate to cover fixed charges.